AMMENDMENT to Stock Purchase Agreement

Dated May 13, 2011

2.5

(g) ADDITIONAL FINANCIAL OBLIGATIONS OF PURCHASER. As further consideration for the inducement and performance of this contract, the PURCHASER agrees and covenants to relieve, discharge, assume and/or pay ALL of the outstanding debt, financial obligations and all other liabilities incurred by the COMPANY, excluding contingent liabilities (ie: Schrader Litigation, etc.), subject to a limitation of liability, so long as the liability was incurred on or before [September 31, 2011] AND the total dollar amount is not greater than 8 Million Dollars ("limitation of liability").

Other exemptions include and agreed upon are additional office expenses, the CEO's & Robert Schwartz's company expenses.

(f) EXECUTIVE COMPENSATION PACKAGES. G&A Capital agrees to arrange and tender to the corporations management & identified key individuals the appropriate stock/equity compensation packages as is determined and agreed upon by the majority shareholder.

(G&A Capital)